Exhibit 99.2

Prospect Global Reports Upgraded Resource Calculation for its Holbrook Basin Potash Assets

—Independent Study by North Rim Exploration Increases Certainty, Upgrades Classification of Nearly 40% of Resource from “Inferred” to “Measured and Indicated” —Confirms Management Projection of over 50 Years of Mine Life and 2 Million Metric Tons per Year Based on Detailed Engineering and Process Studies —Company Gains Full Ownership and Control of American West Potash through Accretive Acquisition —Management Delivers Timely Execution of Key Milestones

DENVER, Aug. 6, 2012 /PRNewswire via COMTEX/ — Prospect Global Resources Inc. announced today that spring drilling of 10 new wells in its American West Potash resource in the Holbrook Basin of eastern Arizona has resulted in increased confidence in the quality and extent of the resource across the entire asset.

In an updated Resource Calculation by the independent engineering firm of North Rim Exploration Ltd., nearly 40% of the resource estimates were upgraded from “inferred” to the stronger “measured and indicated” category. The remaining 60% in the inferred category was shown to be highly consistent with previous Resource Calculation work. The studies are compliant with NI 43-101 mineral resource disclosure standards established by the Canadian Institute of Mining and accepted throughout the industry.

The initial 43-101 Resource Calculation was completed in October 2011. Prospect Global designed and executed its spring 2012 drilling program in less than four months, months ahead of schedule.

The new Resource Calculation indicates that the mine may be productive for more than 50 years, based on current detailed engineering and process studies for 2 million metric tons of finished product per year.

The new Resource Calculation was performed through a combination of assay results from the 10 newly drilled 2012 wells, 11 of the wells drilled in 2011, and the equivalent K2O (potassium oxide) values calculated from the 57 historical wells’ Gamma Ray Estimation Curves (GREC), plus an extensive wireline study on each well. Efficient conventional underground mine and surface flotation is planned for the resource, producing a mix of granular and standard products. Benefitting from the shallow depth of the potash, access and extraction will be through a decline road rather than shaft and hoist mining.

Prospect Global also announced the closing of its previously announced purchase of the 50% of American West Potash LLC that it did not already own. As a result, Prospect Global now owns, controls and operates 100% of the American West Potash subsidiary. The purchase price consisted of $25.5 million in cash, a secured $125 million promissory note, the right to receive 1% of the gross sales received by American West Potash from potash production from the real property over which American West Potash currently has leases, licenses and permits for mining purposes, capped at $75 million, and a seven year warrant to purchase 5,605,834 shares of our common stock for $4.25 per share. The $125 million promissory note will be reduced to $100 million if paid in full on or before December 15, 2012.

“We are gratified that our spring drilling has validated the value we saw in our Holbrook Basin assets,” Prospect Global Chief Executive Patrick L. Avery said. “The field has the unique competitive features of shallow potash, a mild processing climate, superior regional infrastructure and access to domestic and international potash markets. The American West Potash acquisition further allows our shareholders to benefit from the full value of our strategic activities with ownership of the project.”

About Prospect Global Resources Inc. [PGRX]: Prospect Global Resources Inc. is a Denver based company engaged in the exploration and development of a large, high quality potash deposit located in the Holbrook Basin of eastern Arizona.

With the exception of historical matters, the matters discussed in this press release include forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from projections or estimates contained herein. Such forward-looking statements include statements regarding future sales of common stock and the use of proceeds from such sales. Factors that could cause actual results to differ materially from projections or estimates include, among others, potash prices, economic and market conditions, as well as the additional risks described in our filings with the SEC, including our Annual Report on Form 10-K for the year ended March 31, 2012 and our Prospectus dated June 29, 2012. Most of these factors are beyond our ability to predict or control. The forward looking statements are made as of the date hereof and, except as required under applicable securities legislation, we do not assume any obligation to update any forward-looking statements. Readers are cautioned not to put undue reliance on forward-looking statements.

SOURCE Prospect Global Resources Inc.

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